Mg SMALLCap Fund  - 10-f3
Transactions - Q4 1999
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					Security Purchased		Comparison Security		Comparison Security
Issuer				FreeMarkets, Inc.			Commerce One			Ariba

Underwriters			Goldman Sachs, Morgan 		Credit Suisse First Boston,	Morgan Stanley, Dain
					Stanley, DLJ, Wit Capital, 	DLJ, US Bancorp Piper		Rauscher Wessels, DBAB,
					BancBoston Robertson 		Jaffray and others		Merrill Lynch and others
					Stephens, DBSI, Edward D
					Jones & Co, Advest, Dain
					Rauscher, JJB Hilliard WL
					Lyons Inc., Legg Mason,
					SoundView Technology, Sutro
					& Co, US Bancorp Piper Jaffray

Years of continuous
operation, including
predecessors			>3					>3					>3

Security 				FMKT					CMRC					ARBA

Is the affiliate a
manager or co-manager
of offering?			no					no					no

Name of underwriter or
dealer from which
purchased				Goldman Sachs 			n/a					n/a

Firm commitment
underwriting?			yes					yes					yes

Trade date/Date of
Offering				12/9/1999				7/1/1999				6/23/1999

Total dollar amount of
offering sold to QIBs		$-   					$-   					$-

Total dollar amount of any
concurrent public offering	$172,800,000.00 			$69,300,000 			$115,000,000

Total					$172,800,000.00 			$69,300,000 			$115,000,000

Public offering price		48.00 				21.00					23.00

Price paid if other than
public offering price		same 					n/a					n/a

Underwriting spread or
commission				$3.36 (7%)				$1.47 (7%)				$1.61 (7%)

Shares purchased			800 					n/a					n/a

$ amount of purchase		$38,400.00 				n/a					n/a

% of offering purchased
by fund				0.022%				n/a					n/a

% of offering purchased
by associated funds*		0.036%				n/a					n/a

Total					0.058%				n/a					n/a
* Small Cap Active Equity
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